Exhibit 10.1

AGREEMENT

     This Agreement (hereinafter the “Agreement”) is made and entered into between The TJX Companies, Inc. (hereinafter referred to collectively with its subsidiaries and affiliates as “TJX” or the “Company”), and Carol Meyrowitz (hereinafter the “Executive”), as of November 8, 2004. The Executive is currently employed by the Company as a Senior Executive Vice President. The parties seek through this Agreement to set forth the mutually agreed upon terms and conditions of the Executive’s departure from TJX.

     1. Termination of Employment; Certain Remuneration. Effective January 21, 2005 or as of such earlier date as the Executive and the Company may mutually agree, the Executive will cease to serve in her present position and will promptly resign all Company officerships and directorships. Until January 21, 2005 the Executive shall continue faithfully to perform her current duties and responsibilities. From January 21, 2005 until September 30, 2005, the Executive will continue to be employed by the Company in a transitional and consulting capacity. In that capacity her duties and responsibilities will consist solely of meeting with and advising and consulting with the President of Marmaxx Group in accordance with the schedule attached as Exhibit A, subject to such schedule changes as are necessitated by illness or disability or are otherwise reasonably necessary to accommodate scheduling conflicts of the parties. During such period the Executive may accept other employment that is consistent with her obligations hereunder (including the preceding sentence and Sections 3 and 5 below). The Executive will cease to be employed by the Company effective as of September 30, 2005. From the date hereof through and including January 31, 2005, the Executive will continue to receive her current level of salary and benefits. For the period February 1, 2005 through the last day of FYE ‘06, the Executive will receive remuneration (the “transition/consulting remuneration”) of $900,000, payable in substantially equal installments over that period in accordance with the Company’s normal payroll practices for executive employees; provided, that the transition/consulting remuneration for any period shall be reduced by any remuneration earned by the Executive from other employment as a full-time (determined without regard to her transition/consulting obligations hereunder) employee during such period. The foregoing payments of remuneration shall be in addition to the benefits described in Section 2 below. Except as provided in this Section 1 or in Section 2 below, the Executive shall not be entitled to any additional awards under the Company’s Management Incentive Plan (as in effect on the date hereof, “MIP”), Long Range Performance Incentive Plan (as in effect on the date hereof, “LRPIP”), Stock Incentive Plan (as in effect on the date hereof, the “Incentive Plan”) or any other incentive, retirement, insurance, or fringe benefit plan or arrangement.

     2. Retirement and Other Benefits. Subject to and conditioned upon satisfaction of compliance with the terms of this Agreement, TJX shall provide the Executive with the following payments and benefits:

(a)	MIP, LRPIP. The Executive shall be entitled to such payments, if any, as are determined by the Executive Compensation Committee (the “Committee”) in accordance with MIP to be owed to her under MIP with respect to the FYE ‘05 award, in accordance with the terms of that MIP award, but not less than her target award (55% of her actual salary for FYE ‘05), to be paid not later than April 30, 2005. The Executive shall be entitled to such payments, if any, as are determined by the Committee in accordance with LRPIP to be owed to her under LRPIP with respect to the three-year cycle ending in FYE ‘05, in accordance with the terms of her LRPIP award for that cycle, such payments, if any, to be made at the same time as other LRPIP awards, if any, are paid for such cycle. For FYE ‘06, the Executive shall be entitled to a payment, in lieu of any MIP award for that year, equal to 55% of her transition/consulting remuneration (as defined in Section 1) determined net of any offset for other earnings from employment as a full-time employee as described in Section 1. Such payment, if any, shall be made at the same time as other awards under MIP for FYE ‘06 are paid but in no event later than April 30, 2006. In lieu of any payment under LRPIP for the cycle ending in FYE ‘06, the Executive shall be paid, at the same time other awards, if any, are paid in FYE ‘06, but not later than April 30, 2006, the product of (i) the award payment, if any, that she would have had under LRPIP for the award cycle ending in FYE ‘06 had she remained an employee, multiplied by (ii) a fraction, the numerator of which is thirty-six (36) if the Executive has not accepted other employment as a full-time employee prior to the end of FYE ‘06, and otherwise the number of months completed between the beginning of the FYE ‘04 to FYE ‘06 LRPIP award and the date on which the Executive first accepts such other employment as a full-time employee, and the denominator of which is thirty-six (36). The Executive shall not be entitled to any payments in respect of MIP or LRPIP except as specified in this paragraph.

(b)	Restricted Stock. The Executive currently holds 37,500 shares of restricted stock, granted under the Incentive Plan, that are scheduled to vest in September 2005 and an additional 37,500 shares of restricted stock, also granted under the Incentive Plan, that are scheduled to vest in September 2006 (the “Affected Restricted Shares”). The Executive shall vest in the Affected Restricted Shares at the same time and under the same conditions as she would have vested in those shares had she remained a full-time employee through September 30, 2006. Except as specified in this paragraph, the Executive shall have no other rights with respect to awards of restricted stock granted under the Incentive Plan.

(c)	Stock Options. The Executive currently holds the following unvested (unexercisable) stock options, granted under the Incentive Plan, that will be subject to the following vesting in accordance with this Agreement (the “Affected Options”): a tranche covering 75,000 shares, granted in 2002, that is scheduled to vest (become exercisable) on September 4, 2005; another tranche, also covering 75,000 shares, granted in 2003, that is scheduled to vest (become exercisable) on September 9, 2005; and a third tranche, also covering 75,000 shares, granted in 2004, that is scheduled to vest (become exercisable) on September 8, 2005. The Affected Options shall vest (become exercisable) in September 2005 at the same time that they would have become exercisable had the Executive remained a full-time employee. All of the Executive’s stock options granted under the Incentive Plan, to the extent not yet vested (exercisable) as of September 30, 2005, shall expire, terminate and be forfeited immediately upon termination of the Executive’s employment. All of the Executive’s stock options granted under the Incentive Plan, including the Affected Options, to the extent not earlier exercised, expired, terminated or forfeited in accordance with their terms, shall continue to be exercisable for six months following termination of the Executive’s employment (that is, until the close of business on March 31, 2006), which is the treatment specified in the awards previously granted to the Executive, and shall expire, terminate and be forfeited at the close of business on March 31, 2006.

(d)	Pension Benefits. The Executive shall be entitled, when she attains age 55, to a lump sum payment of her benefit accrued as a Category B Key Employee under the terms of the Company’s Supplemental Executive Retirement Plan (“SERP”) as in effect on the date hereof, taking into account service and remuneration through December 31, 2005. The amount of such lump sum shall be determined on the basis of such actuarial assumptions as are then applied to the determination of lump sum benefits under the SERP, or, if there are no such factors then in use for such purpose, on the basis of such actuarial assumptions as are then applied to the determination of lump sum benefits under the Company’s Retirement Plan (as in effect on the date hereof, “Retirement Plan”). In addition to the foregoing, the Executive shall be entitled, following termination of her employment hereunder, to her vested benefits under the Company’s Retirement Plan and its Savings/Profit-Sharing Plan, in each case in accordance with the terms of those plans. Attached as Exhibit B is the Company’s estimate of the Executive’s accrued benefit under SERP; provided, that Executive’s actual benefit amount shall be determined under the provisions of SERP as in effect on the date hereof, using final data. For the avoidance of doubt, the Executive shall not be entitled to participate actively in (defer compensation or earn additional accruals under) the Company’s Retirement Plan or its Savings/Profit-Sharing Plan with respect to periods after September 30, 2005.

(e)	COBRA. The Company shall continue to provide the Executive family medical coverage through September 30, 2005. Executive shall be entitled to elect family medical coverage during the so-called “COBRA” benefits continuation period beginning October 1, 2005. If the Executive elects such coverage under COBRA, the Company shall pay the Executive’s premium cost for such coverage through the period ending December 31, 2006.

(f)	Other Benefits. Following termination of her employment on September 30, 2005 and for the period thereafter ending at the end of FYE ‘06, the Executive will be entitled to continued use of the Company-provided automobile that was available to her prior to October 1, 2005, on the same terms and conditions.

     3. Restricted Activities. The Executive agrees that some restrictions on her activities during and after her employment are necessary to protect the goodwill, Confidential Information (as defined in Section 5 below) and other legitimate business interests of the Company:

(a)	While the Executive is employed by the Company and thereafter until and including January 31, 2007 (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, be a partner or investor in, or be engaged in any employment, consulting or fees-for-services relationship with, (i) any business listed on Exhibit C hereto or (ii) any other business that operates an off-price apparel and/or footwear and/or home fashions or furnishings business, including any such business that is a store-based, on-line, “e-commerce,” other internet-based, or catalogue business, nor shall the Executive undertake any planning to engage in any such business; provided, that the mere application for employment with a competitive business shall not be treated as a prohibited planning to engage in such business. The provisions of this Section 3 and Sections 4 and 5 shall apply in lieu of any noncompetition provision in SERP or other benefit plan under which the Executive is entitled to benefits hereunder.

(b)	The Executive agrees that, during her employment with the Company, she will not undertake any outside activity, whether or not competitive with the business of the Company, that could reasonably give rise to a conflict of interest or otherwise interfere with her duties and obligations to the Company.

(c)	The Executive agrees that, during the Non-Competition Period, the Executive will not hire or retain, or attempt to hire or retain, any employee of the Company or any individual who was an employee of the Company during the six-month period preceding such hiring or retention or attempt to hire, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company, or solicit or encourage any supplier, vendor, contractor or agent of the Company to terminate or diminish his, her or its relationship with the Company. As used in this Agreement, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

     4. Notification Requirement. Until the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity she has agreed or plans to undertake, at least fifteen (15) days prior to commencing any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with her obligations under Sections 3 and 5 hereof.

     5. Confidential Information. The Executive agrees that, except as required by applicable law, rule, regulation or legal process, she will never, directly or indirectly, use or disclose any Confidential Information belonging to the Company. For purposes of this Agreement, “Confidential Information” means any and all proprietary or confidential information of TJX contained in documents or writings (the term “documents or writings” for purposes of this Section 5 includes actual documents and writings as well as email and other electronically formulated or transmitted writing and data) that is not generally known by others with whom it competes or does business, including but not limited to documents and writings relating to (a) products and services, technical data, financial information, methods, processes, trade secrets, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing, financial activities and strategic plans of the Company, (c) the manner in which TJX operates, (d) TJX’s actual and projected financial performance, and (e) the substance of the relationships with the people and organizations with whom the Company has business relationships. Confidential Information also includes documents and writings that TJX has received from investors, business partners or others with any understanding, express or implied, that the information would not be publicly disclosed. Notwithstanding the foregoing, “Confidential Information” does not include any documents or writings (i) that are currently or become publicly available or a matter of public knowledge or domain through no wrongful act or omission by the Executive, or (ii) that are received by the Executive from a third party who is not known by the Executive to be bound by an obligation of confidentiality to TJX not to disclose that information. Upon resigning from all Company officerships and directorships on January 21, 2005 and/or upon any termination of her employment with the Company, other than by reason of death, or at such later time as the Company by notice to the Executive may agree, the Executive shall immediately return all writings and documents, including all copies, relating to the Company’s business, and shall execute a certificate certifying that she has returned all such items in her possession or under her control.

     6. Remedies. TJX and the Executive agree without reservation that the restraints set forth in Sections 3 and 5 hereof are necessary for the reasonable and proper protection of the Company; that each and every one of the restraints is reasonable with respect to subject matter, length of time, and geographic area; and that these restraints will not prevent the Executive from obtaining other suitable employment, if she wishes to do so, during the Non-Competition Period. The Executive further agrees that, were she to breach any of the covenants contained in Section 3 or Section 5, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of those covenants. The Company shall also be entitled to recover all attorney’s fees and expenses reasonably incurred by the Company relating solely to any successful effort to obtain preliminary injunctive relief. The Company is not entitled to recover any attorney’s fees and expenses incurred by the Company that do not relate to the successful effort to obtain preliminary injunctive relief even if such fees are incurred in the same action. It is expressly agreed that the Company will not have to post bond in connection with any such injunction, and that the Executive will not take, and will not permit anyone else to take on her behalf, any position in a court or any other forum inconsistent with any of her covenants and agreements herein. In addition to the foregoing, the Company and the Executive agree that, in the event of any breach of the Executive’s covenants hereunder, the Executive shall immediately forfeit any and all rights or interests in the compensation described in Section 1 hereof and to the retirement and other benefits described in Section 2 hereof, to the fullest extent permitted by law, and shall promptly pay over to the Company all amounts previously paid to her thereunder (including, without limitation, the value of all restricted stock previously vested hereunder and any stock purchased upon the exercise of stock options vested hereunder, less the applicable exercise price). The Company and the Executive further agree that, in the event that any provision of Section 3 or Section 5 of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Further, the Company and the Executive agree that the period of restriction described in Section 3 shall be tolled, and shall not run, during any period of time in which the Executive is in breach of the terms of Section 3 or Section 5 of this Agreement.

     7. Executive’s Release of Claims. In consideration of the benefits to be provided the Executive hereunder, which benefits the Executive acknowledges are not otherwise due, the Executive hereby releases, waives and forever discharges TJX and all those persons, employees, directors, agents and entities (including benefit plans) affiliated with it from and against any and all claims, rights and causes of action now existing, both known and unknown, including but not limited to all claims for breach of contract or misrepresentation, wrongful discharge, breach of fiduciary duty, and claims of alleged violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, Massachusetts G.L. c. 151B, Massachusetts G.L. c. 149, § 148, and any other local, state, or federal law, regulation or other requirement or any other claim relating to or arising out of the Executive’s employment with TJX and/or her ownership of Company stock. Notwithstanding anything to the contrary contained herein, this release does not include and will not preclude (a) claims under the Employee Retirement Income Security Act (29 U.S.C. §1001 et seq.) for vested benefits under the Retirement Plan or SERP; (b) claims under the Consolidated Omnibus Budget reconciliation Act of 1985 (“COBRA”); (c) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by the Executive in the course and scope of her employment with the Company; (d) claims under the Massachusetts Workers Compensation Act (M.G.L. c. 152) or any disability insurance policy; (e) claims, actions, or rights to enforce the terms of this Agreement. The Executive hereby covenants that she will not institute any charge, complaint, or lawsuit to challenge the validity of this release or to otherwise assert claims against TJX that have been waived hereunder, and that, if the Company is not in breach of this Agreement, she will execute and not revoke another such general release in favor of TJX, in the form appended hereto and marked “Exhibit D,” coincident with the effective date of termination of her employment with the Company.

     8. Entire Agreement. This Agreement, together with all other plans, agreements and documents referred to herein and as modified hereby, constitute the entire agreement between TJX and the Executive, and supersede any other contracts or commitments with respect to the Executive’s employment with the Company, and/or the termination of her employment, including without limitation that certain employment agreement between the Executive and the Company dated as of January 28, 2001 and that certain change of control severance agreement date as of April 9, 1999, as amended as of January 28, 2001, except to the extent expressly provided for herein.

     9. Modification of Agreement. This Agreement may only be amended, modified or waived by a writing signed by parties duly authorized to do so.

     10. Successors and Assigns; Death Benefits. It is agreed and understood that this Agreement shall inure to the benefit of and be binding upon the parties’ successors and assigns. If the Executive dies prior to the payment of all remuneration specified in Section 1, the balance shall be paid to her estate. If the Executive dies prior to the payment of other benefits hereunder, the heirs or beneficiaries of the Executive or the executors, personal representatives or administrators of the Executive’s estate shall be entitled only to such death benefits and other rights and benefits, if any, as are provided under the terms of the applicable plan or program.

     11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given three days after having been mailed by first-class mail or registered or certified mail, or twelve hours after having been delivered or sent by facsimile, to (a) in the case of the Executive, to her address as shown in the records of the Company (or such other address as she may specify by notice given in accordance with this Section), and (b) in the case of the Company, to The TJX Companies, Inc., Attn: Chief Executive Officer, 770 Cochituate Road, Framingham, MA 01701.

     12. Miscellaneous.

(a)	All payments to the Executive and all benefits, entitlements and accruals of the Executive are conditioned upon the payment by the Executive of the employee’s portion of applicable required tax withholdings, including, without limitation, FICA (including Medicare) tax withholdings. TJX may reduce any payments by the amount of any such applicable tax withholdings.

(b)	The provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 3 and 5 hereof. The obligations of the Company under Section 1 or Section 2 of the Agreement or otherwise

(including under MIP, LRPIP, the Incentive Plan or SERP) to make payments to or on behalf of the Executive are expressly conditioned upon the Executive’s continued full performance of all of her obligations under Sections 3 and 5 hereof.

(c)	If the Executive terminates her employment voluntarily, prior to September 30, 2005, the Executive shall not be entitled to any compensation or benefits described in Section 1 or Section 2 of this Agreement or otherwise to any compensation or benefits following the termination of her employment, other than the payment of already accrued but unpaid salary, her vested benefits under the Company’s tax-qualified retirement plans, and such rights, if any, to so-called “COBRA” health benefit coverage continuation as she may have under law. Notwithstanding the foregoing, and for the avoidance of doubt, the Executive shall continue to be bound by her obligations under Sections 3 and 5 of this Agreement in the event of a termination of her employment for any reason, voluntary or involuntary, including a termination described in the preceding sentence.

(d)	The parties hereto acknowledge that certain provisions hereof may be required to be amended, following the issuance of guidance by the Internal Revenue Service with respect to Section 409A of the Internal Revenue Code as recently enacted (“Section 409A”), to avoid the acceleration of tax and the possible imposition of additional tax under Section 409A with respect to certain payments and benefits under Section 1 and Section 2 of this Agreement. The Company agrees that it will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax treatment under Section 409A for the Executive, and (ii) not adverse to the interests of the Company.

(e)	In order to be certain that this Agreement will resolve any and all concerns that the Executive might have, TJX requests that she carefully consider its terms, including the general release of claims set forth above. For a period of seven days following her execution of this Agreement, the Executive may revoke her acceptance hereof as to the release of claims under the Age Discrimination in Employment Act, and this Agreement shall not become effective or enforceable as to the release of such claims until after that seven-day revocation period has expired.

(f)	In signing this Agreement, the Executive acknowledges that she understands its provisions; that her agreement is knowing and voluntary; that she has been afforded a full and reasonable opportunity of at least 21 days to consider its terms and consult with or seek advice from an attorney of her choosing; and that she has been advised to seek counsel from an attorney and has in fact done so.

(g)	The parties’ substantive and procedural rights with respect to this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without resort to choice of law or conflict of law principles.

(h)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

/s/ Carol Meyrowitz	The TJX Companies, Inc.

Carol Meyrowitz	By:	/s/ Edmond J. English

President and Chief Executive Officer